UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

On July 8, 2009, we held the annual general meeting of our stockholders. Four of the five nominees nominated by our company - Heinz J. Scholz, Michael Velletta, Dr. Richard Schenz and Erik Herlyn - were elected as directors of our company.

Alexander Becker, a director of our company until the annual general meeting, decided not to run for re-election and, consequently, our company did not nominate him for re-election. There was no disagreement between our company and Mr. Becker on any matter relating to our operations, policies or practices. Mr. Becker has agreed to continue to consult for our company.

Executive Officers

On July 9, 2009, our board of directors appointed Erik Herlyn as our President, Chief Executive Officer, and Secretary, Yaroslav Bandurak as our Chief Technology Officer and Ari Muljana as our Chief Financial Officer and Treasurer.

Our executive officers hold office for such term as may be prescribed by our board of directors and until their successors are chosen and qualify, or until their death or resignation, or until their removal.

There are no family relationships between any director or executive officer.

Ari Muljana

Ari Muljana has a Master of Science in Computer Science (University of Zurich 2004) with a major in Financial Statement Analysis and Artificial Intelligence. In 2005, he began his career in the Risk Management department at Deloitte, where he audited and advised within the oil and commodity trading industry. He is also specialized in the area of SOX consulting, where he implemented financial and risk management processes for multinational companies to comply with SEC regulations. From 2007 to 2009 Mr. Muljana worked at Capgemini Consulting as strategic consultant, focusing on controlling and performance measurement topics in various industries. Mr. Muljana is 30 years of age.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Erik Herlyn
Erik Herlyn
President and Chief Executive Officer
Dated: July 10, 2009